Exhibit 99.1

IMMEDIATE NEWS RELEASE

SCHMITT INDUSTRIES ANNOUNCES CFO RESIGNATION

PORTLAND, OR, August 26, 2019 – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company” or “Schmitt”) announced today that Ann M. Ferguson submitted her letter of resignation as Chief Financial Officer of the Company, effective November 30, 2019. Ms. Ferguson’s resignation was not the result of any disagreements with the Company on any matters relating to its operations, policies or practices.

“On behalf of the Board, I’d like to thank Ann for her commitment to Schmitt these past six years and wish her the best in her future endeavors,” commented Michael R. Zapata, Chief Executive Officer and President of Schmitt. “We look forward to a smooth transition over the coming months and will announce a replacement as soon as one has been hired.”

About Schmitt Industries

Schmitt Industries, Inc. (“Schmitt” or the “Company”) designs, manufactures and sells high precision test and measurement products, solutions and services through our SBS®, Acuity® and Xact® product lines, which are reported in two business segments. In the Balancer segment, our SBS product line provides computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry. In the Measurement segment, our Acuity line provides laser and white light sensor distance measurement and dimensional sizing products, and our Xact line provides ultrasonic-based remote tank monitoring products and related monitoring revenues for markets in the Internet of Things environment.